Exhibit 5.1
January 9, 2008
RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, MA 01605
Re: RXi Pharmaceuticals Corporation Registration Statement on Form S-1
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of 10,823,119 shares of common stock, $0.0001 par value (the “Securities”), of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), 4,610,338 of which are to be distributed by CytRx Corporation at no charge to the holders of shares of and options for CytRx Corporation common stock as of                     , 2008 (the “Spinoff”) and 6,674,973 of which are being registered for future resale by CytRx Corporation and the University of Massachusetts Medical School (the “Resale”).
We have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that:
1.	The Securities held by CytRx Corporation that are to be distributed by CytRx Corporation in the Spinoff have been validly issued, and are fully paid and non-assessable.
2.	Upon issuance and delivery of, and payment for, Securities in the manner contemplated by the Registration Statement, any prospectus and any prospectus supplement related

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thereto, the Securities to be sold in the Resale will be validly issued, fully paid and non-assessable.
We assume for purposes of this opinion that (i) the Company is and will remain duly organized, validly existing and in good standing under applicable state law, and (ii) the consideration per share will not be less than the par value of such share.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectuses under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
This opinion may be used only in connection with the distribution of the Securities while the Registration Statement is in effect.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP